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                                                                  EXHIBIT (a)(9)

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NEWS
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One Houston Center, 1221 McKinney Ave., P.O. Box 3646, Houston, Texas 77253-3646 (713)652-7200
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                   LYONDELL COMMENCES ALL-CASH TENDER OFFER
                    FOR ARCO CHEMICAL COMPANY COMMON SHARES

     HOUSTON, June 24, 1998 -- Lyondell Petrochemical Company (NYSE:LYO) today commenced its previously announced all-cash tender offer for all outstanding shares of ARCO Chemical Company (NYSE:RCM) common stock at a price of $57.75 per share. The offer is scheduled to expire at 12:00 midnight, Eastern Daylight Time, on Wednesday, July 22, 1998, unless extended.

     A notice of the tender offer appears in today's Wall Street Journal. A
Schedule 14 D-1 and related documents are being filed today with the Securities and Exchange Commission. Offer documents will be mailed to all ARCO Chemical shareholders promptly.

     ARCO Chemical has approximately 97 million shares outstanding. Atlantic Richfield Company (ARCO), which owns over 80 percent of the outstanding shares of ARCO Chemical, has agreed to tender its shares to Lyondell.

     As previously announced, the offer has been approved by the ARCO Chemical Company Board of Directors.

     J.P. Morgan & Co. is acting as dealer-manager for the offer. Georgeson & Company Inc. is acting as the information agent. Copies of the offering documents may be obtained by calling Georgeson & Company at (toll-free) 1-800-223-2064.

     LYONDELL PETROCHEMICAL COMPANY-headquartered in Houston, Texas- is a major chemical and refining company, with majority ownership positions in the premier olefins, polymers and refining companies in North America. Lyondell is:

 . The largest producer of ethylene, propylene and polyethylene in North America and a leading producer of high value-added specialty polymers, color concentrates and polymeric powder through its 41% interest in Equistar
Chemicals, LP.

 . One of the largest and most profitable refiners in the United States, processing very heavy Venezuelan crude oil to produce gasoline, low sulfur diesel and jet fuel, through its 58.75% interest in LYONDELL-CITGO Refining Company Ltd.

 . The third largest methanol producer in the U.S., through its 75% interest in Lyondell Methanol Company L.P.

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For information, contact:
Media - Jackie Wilson (713) 652-4596
Investors - Kevin DeNicola (713) 652-4590